Exhibit 10.12

MEMSIC Wuxi Wireless Sensor Network Technology
Co., Ltd.
Investment Contribution Agreement

Party A: Wuxi New District Science and Technology Financial Investment Group Co., Ltd
Address: 8905-1 No.16 Changjiang Road, Wuxi New District, Wuxi
Legal representative: Bo Yu

Party B: MEMSIC Transducer Systems Co., Ltd
Address: No.299 Dacheng Road, Xishan Economic Development Zone, Wuxi
Legal representative: Yang Zhao

Whereas:
Party A is a state-owned financial investment group under Wuxi New District. It provides venture capital funds to promote technical innovation, entrepreneurship and strategic development of new emerging industries as well as regional economic transformation in Wuxi New District.

Party B is a China domestic enterprise registered in Wuxi Xishan Economic Development Zone. With its world's leading technology and patents of wireless sensor network system solutions, Party B is planning to set up a new company in the Wireless Sensor Network University Demonstration Park in Wuxi New district, to promote applications of “Internet of Things” (IOT) and to help Wuxi New District become the industrial base of IOT.

Based on the Contract Law of People’s Republic of China, Company Law of People’s Republic of China, and related State-owned asset management laws, regulations and rules, the two parties, through friendly negotiation under the principle of “equality, mutual benefit and common development”, entered into this agreement on investment contribution and jointly forming MEMSIC Wuxi Wireless Sensor Network Technology Co., Ltd (“Company”).

I. General Information

1. Company name: MEMSIC Wuxi Wireless Sensor Network Technology Co., Ltd.

2. Legal address of the Company: 530 Hall, Wireless Sensor Network University Technology Park, Taihu Lake International Technology Park, Wuxi New District, Wuxi, Jiangsu

3. The name, legal address and legal representative of the contribution parties:

Party A: Wuxi New District Science and Technology Financial Investment Group Co., Ltd.
Address: 8905-1 No.16 Changjiang Road, Wuxi New District, Wuxi
Legal representative: Bo Yu

Party B: Memsic Transducer Systems Co., Ltd.
Address: No.299 Dacheng Road, Xishan Economic Development Zone, Wuxi
Legal representative: Yang Zhao

4. The company is a limited liability company.

5. The business purpose of the Company is: to research, design, develop and market IOT system solutions.

6. The business scope of the company: wireless sensor network technology research and development; sales, installation and maintenance of wireless sensing equipment; design, development, installation and technical service of computer hardware and software, network systems and intelligent control system.

7. The Company’s operating period: 50 years.

II. Registration Capital and Contribution from Each Party

1. The registration capital of the Company is six (6) million Renminbi (RMB 6 million)

2. Amount and ratio of contribution investment:
Party A contributes: 2 million Renminbi (RMB 2 million), accounting for 33.33% of the total investment amount.
Party B contributes: 4 million Renminbi (RMB 4 million), accounting for 66.67% of the total investment amount.

3. Contribution method:
Both parties shall contribute its investment in cash. Both parties bear risks and enjoy benefits based on the investment contribution ratio. Party A will not involve in the daily operational management of the Company.

III. Time and Method of Investment Contribution

1. Capital investment method and date
The registration capital of RMB 6 million shall be invested as follows:
Within 10 days after this agreement and Articles of the Company are signed and executed, both parties will deposit the promised amount of investment of RMB2 million and RMB4 million, respectively, to the Company’s designated bank capital account.

2. Increase of the capital investment
The Company is expected to increase its total registered capital to up to RMB30 million within two years.

For the additional investment, Party A shall contribute in cash a total amount of RMB8 million and bring the total investment from Party A to be RMB10 million, representing 33.33% of the total equity. Party B shall contribute certain intangible assets with an assessed value equal to the incremental investment of RMB16 million. If the assessed value of the contributed intangible assets is less than RMB16 million, Party B will make up the deficiency in cash in order to bring the total investment from Party B to RMB20 million, representing 66.67% of the total equity.

Party B’s contributed intellectual properties shall be assessed and valued by a Nationally recognized valuation agency who can issue a formal valuation report. Party B’s intangible assets contribution shall conform to the contribution requirements and other requirements regulated by the law.

3. Both parties shall collaborate in obtaining the registration of the Company from the Administrative Department of Industry and Commerce. The issuance date of the business license will be the founding date of the Company.

IV. Corporate Structure

1. Shareholder meeting is the highest authority of the Company. It comprises of shareholders from both parties. The following shareholder responsibilities, rights and conduct of business are guided by the Company Law and the Company Regulations of China. The voting right of each shareholder is based on its investment contribution ratio. For Item (7), (9) and (10), more than 66.67% voting rights are required to pass.
1) Determine the business strategy and investment plan;
2) Elect and/or change independent directors and supervisors of the Board of Directors; determine the compensation of Board of Directors and supervisors.

3) Discuss and approve the minutes of the board of directors;
4) Discuss and approve the reports of the board of supervisors or supervisors;
5) Discuss and approve the Company’s annual finance budget;
6) Discuss and approve the Company’s profit distribution or loss recovery plan;
7) Make decisions on the increase or decrease of the Company’s registration capital ;
8) Make decisions on the corporate bond issuance;
9) Make decisions on merger, division, dissolution or liquidation of the Company;
10) Modify Articles of the Company;
11) Perform other duties and responsibilities as defined in Articles of the Company.

2. The Board of Directors of the Company consists of three board members, two from Party B and one from Party A.  Directors are elected by shareholders for a three-year term and can be re-elected after each three-year term. The Board of Directors elects one Chairman and one Vice-Chairman. The Chairman of the Board is nominated by Party B from its board members and Vice-Chairman is nominated by Party A from its board members. Both Chairmen shall be approved by the Board of Directors.
The Chairman of the Board is the legal representative of the Company.

3. The Board of Directors are responsible for shareholders and shall perform the following duties:
1) Hold shareholder meetings and report work to the shareholders of the Company;

2) Execute resolutions from the shareholder meeting;
3) Determine the Company’s business plans and investment programs, and submit to the shareholder meeting for approval;
4) Develop the Company’s annual financial budget;
5) Formulate the Company’s profit distribution plan and loss recovery plan;
6) Formulate the increase or decrease of the registered capital and the issuance of corporate bond program;
7) Formulate plans regarding the Company’s merger, division, dissolution or structure change;
8) Determine the Company’s internal management structure;
9) Make decisions to appoint or dismiss the Company’s General Manager and his/her remuneration, and based on the nomination of the General Manager, make decisions to appoint or dismiss the Deputy General Manager, Chief Financial Officer and their remuneration;
10) Develop the Company’s basic management system;
11) Perform other duties and responsibilities as defined in the Article of the Company.

4. Board of directors shall keep minutes of all resolutions of the board meeting; each director present at the meeting shall sign the meeting minutes; all directors must be present before a meeting can be held; When voting for the board resolutions, each director can have one vote and more than two thirds (2/3) of the votes are required to pass any resolution. The board meeting method and voting procedure are determined by Articles of the Company except as otherwise provided by the Company Law. According to Articles of the Company, besides regular meetings of the Board of Directors, any interim action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the board consent to the action by writing.

5. Under the leadership of the Board of Directors, the General Manager of the Company is responsible for executing and implementing resolutions of the Board of Directors, and is fully responsible for the following daily operational and business activities of the Company:
1) Preside over the Company’s production and operational management; organize and implement Board resolutions;
2) Organize and implement the Company’s annual business plan and investment program;
3) Formulate the Company internal management and organizational structure;
4) Develop the basic management system of the Company;
5) Determine the rules and regulations of the Company;
6) Propose the appointment or dismissal of the Deputy General Manager and Chief Financial Officer of the Company;
7) Decide to hire or dismiss management personnel other than those designated by the Board of Directors;
8) Perform such other duties and exercise such other powers as prescribed by the Board of Directors.
9) Perform all duties and responsibilities as provided by Articles of the Company.

6. The General Manager shall be nominated by the Chairman of the Board and be appointed or dismissed by the Board of Directors; the General Manager shall participate in Board meetings, and shall be a person recommended by Party B.

7. The Company shall also form a Board of Supervisors. The Board of Supervisors is composed of three (3) Supervisors. Party A and Party B each will recommend one Supervisor to be elected and approved at Shareholder meeting. The third Supervisor shall be elected from the Company’s employees through a Company-wide employee meeting. The Board of Supervisors shall have one Chairman who is elected by members of the Board of Supervisors.

V. Rights and Obligations
1. The investing Parties shall have the following rights:
1) Sign this agreement and contribute funds according to this agreement to become shareholders of the Company;
2) Recommend and nominate Directors and Supervisors according to the number of Directors and Supervisors agreed in this agreement;
3) Appoint representatives of the shareholders to participate and vote in the shareholder meeting;
4) Enjoy the shareholder rights as provided by the Company Law and Articles of the Company after the funding Parties become shareholders of the company;
5) Enjoy any other rights as permitted by law and regulations.

2. The funding Parties should perform the following obligations:
1) Jointly prepare for all application documentation for the joint venture, and bear responsibilities for the authenticity, validity and legitimacy of all documents and certificates submitted to the Company Registration Authority;
2) Contribute funds in the amount and on the date as agreed in this agreement;

3) Execute the agree-upon draft of Articles of the Company at the same time signing of this agreement;
4) Share any debts or expenses arisen from application and registration of the Company based on the investment contribution ratio, in the event that the Company can not be established;
5) Bear duties and responsibilities as defined by the Company Law and Articles of the Company when the funding Parties become the shareholders of the company;
6) Each Party is liable for the Company debts in the same ratio as its investment contribution to the Company.
7) Each Party is responsible for any other business matters of its own.

VI. Representation and Warrant

1. Both Party A and Party B represent and warrant to each other that Party A or Party B is a legal entity validly existing and in good standing under the Law of China or a natural person with full civil capacity. Each Party has the full right, the power and authority to invest in a company and each promises to follow the rules and regulations of the Company and performs duties and responsibilities of shareholders after becoming the shareholders of the Company.
2. Both Party A and Party B warrant to each other the completeness, authenticity and validity of all the materials and information provided to the other party.
3. Both Parties agree that any new intellectual properties developed after the foundation of the Company shall belong to the Company.
4. Both Parties warrant to each other that up to the signing date of this agreement, except for the litigation or arbitration cases that have been disclosed to each other, there is no other outstanding litigation or arbitration cases in any courts, arbitration organizations or administrative authorities that may threat the Company, or affect the signing of this agreement or otherwise affect the validity and enforceability of this agreement.

5. Party B warrants that the intellectual properties provided by party B to be used in the course of business of the Company is free of disputes. Party B will take full responsibility for any damages to the Company resulted from infringement of a third party intellectual property.

VII. Both Parties Agree:

1. Both Parties agree that any credit or debt disputes of the shareholders’ of the Company shall not involve the Company.

2. Both Parties agree that the Company shall provide to the shareholders of both Parties the monthly financial report of the prior month, including balance sheet, profit and loss statement and expense detail (sales expense, management expense, finance expense, research and development expense) before the 15th day of each month, the annual financial report of prior year before the month of February and the annual audited financial report reviewed and approved by an accounting firm before the month of March.

3. Both Parties agree that each Party shall promptly inform the other Party of any related party transactions between / among the Company, its shareholders and/or affiliated companies of its shareholders (including but not limited to subsidiaries, affiliates, foreign companies, relatives, etc.). Such related party transactions must be unanimously approved by the Board of Directors before occurring. Any other matters not discussed here shall follow the Company Law and Articles of the Company.

4. Both Parties agree that before Party A exits from its shareholder right of the company, the Company will not provide loan or mortgage guarantee to any shareholders or affiliated companies in any form.

5. Both Parties agree that in the event of liquidation, the proceed from liquidating intangible assets including the intangible assets contributed as capital investment to the Company shall belong to Party B. Liquidating proceeds from all remaining assets shall be allocated based on the ratio of cash investment from each Party.

6. Either Party has the right of first refusal when the other party transfers its ownership of shares to an outside party.

7. Party B may request Party A to transfer all or part of Party A’s shares to Party B or Party B designated investors. If Party A agrees to such a transfer, the transfer price should be determined by the highest amount of the following calculations: (1) Party A’s initial investment plus 10% annualized fixed appreciation rate; (2) the appraisal value of the net asset apportioned based on the investment contribution ratio as of the date of Party B’s request for such a transfer; (3) a value calculated based on the average price-earning ratio of all new investors of the Company before Party B’s request for such a transfer.

VIII. Precondition

The precondition of this Agreement is that the entry into force of this Agreement will not violate the Laws and Regulations.

IX. Breach of Agreement and Disclaimer

1. Either Party shall be liable for all direct or indirect losses suffered by the other Party as a result of its breach of this Agreement.

2. If either Party fails to open a designated bank account and inject the agree-upon capital investment in the bank account on the agreed date, a penalty of 0.5% per day of the amount that is not deposited in the bank account will be charged.

3. Neither Party A nor Party B shall be liable to the other for consequential damages or for loss of profit as a result of failure or delay in performance of any obligation under this Agreement if such failure or delay is caused by war, natural disasters, changes of national laws, regulations, policies or other reasons under force majeure. However, this provision does not relieve each Party’s obligation to promptly inform the other party of any force majeure event and to take every reasonable measure to reduce the losses of the other party.

X. Applicable Law

The applicable law for this Agreement is the existing and valid laws, regulations and rules of People’s Republic of China

XI. Effect of This Agreement

This agreement shall become effective after it is sealed by both parties, and approved by the State-owned Asset Supervision and Administration Department.

XII. Undiscussed Matters

1. This Agreement and all the terms of the appendix of this Agreement are part of the entire Investment Contribution Agreement. For any undiscussed matters or disagreement in understanding and implementation of the terms of this agreement, both parties shall try to resolve through friendly negotiation and a Supplementary Agreement. If the terms of the Supplementary Agreement contradict to the terms of this Agreement, the latest Supplementary Agreement shall prevail. If the differences of the two parties can not be resolved through friendly negotiation, both parties agree to submit the dispute to the People’s Court in Wuxi New District for ruling.

2. If the terms of the Agreement can not be enforceable due to violation of the law and regulation as a result of the modification of the current National law and regulation, both parties of the agreement shall modify the terms through friendly negotiation. But the failure of such provision does not affect the validity of other provisions.
3. Both parties agree to follow the Company Law and Articles of the Company to resolve any undiscussed matters.

XIII. Languages and Number of Copies

1. This agreement is written in Chinese.
2. This Agreement is executed in four original copies: Party A and Party B each holds one original copy; the Company retains one original copy and the fourth original copy is to be submitted to the Administrative Department of Industry and Commerce to obtain business license and registration. All four copies have the same legal effect.

XIV. Time and Location of Signing This Agreement

1. The signing date of this agreement is November 23, 2011.
2. This agreement is to be signed by both Parties in Wuxi New District.

Signed by:
Party A: Wuxi New District Technology Finance Investment Group Co., Ltd
Representative: _________ (Company Seal )
Date:                         November 23, 2011

Party B: MEMSIC Transducer System Co., Ltd
Representative: _________ (Company Seal)
Date:                         November 23, 2011